Exhibit 99.1

JRJR NETWORKS ANNOUNCES FIRST QUARTER RESULTS
REVENUE OF $36.8 MILLION UP 89%; GROSS PROFIT INCREASES TO $21.4 MILLION, UP 94%.

For Immediate Release

(Dallas, TX, September 14, 2016) - JRjr33, Inc., doing business as JRJR Networks [NYSE MKT: JRJR] today announced financial results for its first quarter of 2016.

“Across the board, by multiple measures of performance, we saw record-breaking growth and continued progress in the first quarter,” said John Rochon, Jr., founder and vice chairman.

“When comparing the first quarter of 2016 to the first quarter of 2015, we saw a significant revenue increase, an increase in gross profit and gross profit margin, and improvements in the operating loss, while at the same time we made continued progress in reducing our fixed costs,” said Mr. Rochon. “In looking at our history, our sales have grown 3,145% in the last 3 years. The market has responded in that since since John Rochon became Chairman our stock has experienced 118% compound annual growth through March 31.”

“Results like this are exceptional. We continue to give credit where it is due: to our global network of sales force members and employees that are driving our constant record-breaking performance,” said Mr. Rochon.

“Our acquisitions from last year, Kleeneze and Betterware, have fit nicely into the organization as shown by this performance. Not only did we see revenue increase, we had significant improvement in the operating loss.” said Chris Brooks, JRJR Networks’ chief financial officer.

Financial Highlights

Our independent registered accounting firm is in the process of finalizing their review of the first quarter 2016 results and the first quarter 2015 restated results. Management believes the results will not change materially from those reported herein.

Revenue for the first quarter was approximately $36.8 million, compared to approximately $19.5 million in the same quarter a year ago, an increase of $17.4 million, or 89%. The increase was primarily due to a full quarter of Betterware and Kleeneze included in 2016.

Net revenue for the first quarter was approximately $30.9 million or 84.0% of revenue compared to $16.3 million or 83.5% of revenue for a year ago. This improvement in net revenue reflects lower program costs and discounts across the Company for the quarter.

Gross profit increased to $21.4 million, compared to $11.0 million in the same quarter last year, an increase of $10.4 million, or 94.4% compared to the same quarter last year.

Gross profit margin increased to 58.2% of revenue, compared to 56.6% of revenue in the same quarter a year ago.

Operating loss improved to $(3.2) million or (8.6%) as a percent of Revenue from $(3.6) million or (18.5%) as a percent of Revenue compared to the same quarter last year.

While net loss attributable to JRjr33, Inc. for the 2016 first quarter of $4.5 million was larger than the $3.6 million in the first quarter of 2015, the first quarter last year contained a $1.2 million expense reduction from share based compensation. Removing this gain from 2015 results, the 2016 net loss improved over 2015 by approximately $342,000.

Given the large number of adjustments identified during the preparation of the December 31, 2015 financial statements, the Company previously announced that it was restating the 2015 quarters to properly assign the identified adjustments to the quarter in which they originated. The first quarter 2015 results reported herein have been appropriately adjusted and will be filed on Form 10-Q/A shortly before filing the First Quarter 2016 Form 10-Q.

The Company’s next shareholder call will take place upon the filing its’ First Quarter 2016 Form 10-Q. The call will be announced shortly before the results are filed.

JRjr33, Inc.
Condensed Consolidated Balance Sheets
(in thousands, except share and per share data)
Unaudited

	March 31, 2016	December 31, 2015
Assets
Current assets:
Cash and cash equivalents	$3,357,000	$6,482,000
Marketable securities	2,968,000	5,306,000
Accounts receivable, net	5,825,000	4,828,000
Inventory, net	21,856,000	20,799,000
Other current assets	4,620,000	2,302,000
Total current assets	38,626,000	39,717,000
Assets held for sale	1,043,000	1,111,000
Restricted cash	—	2,857,000
Sale leaseback security deposit	4,414,000	4,414,000
Property, plant and equipment, net	5,025,000	5,387,000
Property under capital leases, net	14,353,000	14,654,000
Goodwill	5,206,000	5,427,000
Intangibles, net	8,344,000	8,801,000
Other assets	135,000	137,000
Total assets	$77,146,000	$82,505,000
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$15,082,000	$15,937,000
Related party payables	1,571,000	1,605,000
Accrued commissions	2,755,000	3,033,000
Accrued liabilities	9,033,000	7,303,000
Deferred revenue	1,435,000	2,307,000
Accrued taxes payable	5,298,000	4,830,000
Current portion of long-term debt	6,260,000	3,048,000
Other current liabilities	587,000	776,000
Total current liabilities	42,021,000	38,839,000
Deferred tax liability	749,000	744,000
Long-term debt, less current portion	9,096,000	12,784,000
Capital lease obligation, less current portion	16,235,000	16,332,000
Other long-term liabilities	2,887,000	2,864,000
Total liabilities	70,988,000	71,563,000
Commitments and contingencies
Stockholders’ equity:
Preferred stock, par value $0.001 per share, 500,000 authorized-0-issued and outstanding	—	—
Common stock, par value $0.0001 per share, 250,000,000 shares authorized; 35,785,324 and 35,718,279 shares issued and outstanding, at March 31, 2016 and at December 31, 2015 respectively	4,000	4,000
Additional paid-in capital	58,905,000	58,837,000
Accumulated other comprehensive income (loss)	(630,000)	(586,000)
Accumulated deficit	(49,725,000)	(45,253,000)
Total stockholders’ equity attributable to common stockholders	8,554,000	13,002,000
Stockholders’ equity attributable to noncontrolling interest	(2,396,000)	(2,060,000)
Total stockholders’ equity	6,158,000	10,942,000
Total liabilities and stockholders’ equity	$77,146,000	$82,505,000

JRjr33, Inc.
Condensed Consolidated Statements of Operations
 (in thousands, except share and per share data)

	Three Months Ended March 31,
	2016	2015
Revenue	$36,846	$19,488
Program costs and discounts	(5,902)	(3,225)
Net revenues	30,944	16,263
Costs of sales	9,496	5,229
Gross profit	21,448	11,034
Commissions and incentives	8,699	5,207
Variable selling, general and administrative	3,643	1,982
Selling, general and administrative	11,448	8,391
Share based compensation expense	—	(1,167)
Depreciation and amortization	671	279
Gain on sale of assets	(42)	(43)
Impairment of goodwill	191	—
Operating loss	(3,162)	(3,615)
Gain on marketable securities	(3)	(192)
Interest expense, net	—	—
Loss before income tax provision	832	421
Income tax provision	(3,991)	(3,844)
Net loss	819	191
Net loss attributable to non-controlling interest	(4,810)	(4,035)
Net loss attributable to JRjr33, Inc.	338	388
Basic and diluted loss per share:	$(4,472)	$(3,647)
Weighted average common shares outstanding
Loss per common share attributable to common stockholders, basic and diluted	35,781,030	29,668,069
	$(0.12)	$(0.12)

About JRJR Networks (www.jrjrnetworks.com)

JRJR Networks is a growing platform of direct-to-consumer brands. Within JRJR Networks, each company retains its separate identity, sales force, product line and compensation plan, while JRJR Networks seeks synergies and efficiencies in operational areas. In addition to Your Inspiration at Home, JRJR Networks companies currently include The Longaberger Company, a 42-year old maker of hand-crafted baskets and other home decor items; Tomboy Tools, a direct seller of tools designed for women; Agel Enterprises, a global seller of nutritional products in gel form as well as a skin care line, operating in 40 countries; Paperly, which offers a line of custom stationery and other personalized products; Uppercase Living, which offers a line of customizable vinyl expressions for display on walls in the home; Kleeneze, a 95-year old UK-based catalog seller of cleaning, health, beauty, home, outdoor and a variety of other products, and Betterware, a UK-based home catalog seller. JRJR Networks also includes Happenings, a lifestyle publication and marketing company.

Cautionary Note Regarding Forward-Looking Statements:

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact contained in this press release are forward-looking statements. In some cases forward-looking statements can be identified by terminology such as "anticipate," "believe," "can," "continue," "could," "estimate," "expect," "intend," "may," "plan," "potential," "predict," "project," "should," or "will" or the negative of these terms or other comparable terminology and include statements regarding the expected timing of the filing of the Form 10-Q for the period ended June 30, 2016, the continued sales force and employee performance and our continued growth. These forward-looking statements are based on management's expectations and assumptions as of the date of this press release and are subject to a number of risks and uncertainties, many of which are difficult to predict that could cause actual results to differ materially from current expectations and assumptions from those set forth or implied by any forward-looking statements. Important factors that could cause actual results to differ materially from current expectations include, among others, our ability to expand leadership activities in support of our sales, our ability to continue to grow, our ability to integrate the entities that we have acquired, our ability to strengthen our internal controls and the other risks outlined under "Risk Factors" in our Annual Report on Form 10-K for our fiscal year ended December 31, 2015 and our other filings with the SEC, including subsequent reports on Forms 10-Q and 8-K. The information in this release is provided only as of the date of this release, and we undertake no obligation to update any forward-looking statements contained in this release on account of new information, future events, or otherwise, except as required by law.

Contact: Tucker Gagen
tucker.gagen@jrjrnetworks.com